ASHLAND INC. NONQUALIFIED EXCESS BENEFIT
                         PENSION PLAN - 1996 RESTATEMENT
           as adopted on September 19, 1996 and as amended thereafter
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     WHEREAS, the Employee Retirement Income Security Act of 1974 ("ERISA")
establishes   maximum   limitations  on  benefits  and   contributions  for
retirement plans which meet the requirements of Section 401(a) of the Internal Revenue Code of 1986, as amended ("Code");

     WHEREAS, Ashland Inc. ("Ashland" or the "Company") maintains certain pension plans which are subject to the aforesaid limitations on benefits and contributions;

     WHEREAS, Ashland adopted the Ashland Oil, Inc. Nonqualified Pension Plan as of September 24, 1975 (which is now called the Ashland Inc. Nonqualified Excess Benefit Pension Plan, otherwise referred to as the "Plan"), for the purpose of providing benefits for certain employees in excess of the aforesaid limitations;

     WHEREAS, the Plan was amended and completely restated as of July 21, 1977; WHEREAS, the Plan was amended and completely restated as of October 1, 1982; WHEREAS, the Plan was amended and completely restated as of November 3, 1988; WHEREAS, Ashland has retained the authority to make additional amendments to or terminate the Plan;

     WHEREAS, Ashland desires to further amend and restate the Plan and, as so amended, to continue the Plan in full force and effect;

     NOW, THEREFORE, effective September 19, 1996, Ashland does hereby further amend and restate the Plan in accordance with the following terms and conditions:

     1. Designation and Purpose of Plan. The Plan is designated the "Ashland Inc. Nonqualified Excess Benefit Pension Plan" ("Plan"). The purpose of the Plan is to provide benefits for certain employees in excess of the limitations on contributions, benefits, and compensation imposed by Sections 415 and 401(a)(17) of the Code (including successor provisions thereto) on the plans to which those Sections apply. The portion of the Plan providing benefits in excess of the Section 415 limits is an "excess benefit plan" as that term is defined in Section 3(36) of ERISA. It is intended that the portion, if any, of the Plan which is not an excess benefit plan shall be maintained primarily for a select group of management or highly compensated employees.

     2. Eligibility. Subject to Section 11, the Plan shall apply to those employees - (i) who have retired as an early, normal, or deferred normal retiree under the provisions of the Ashland Inc. and Affiliates Pension Plan ("Ashland Pension Plan"), as it may be amended, from time to time, or under provisions of any other retirement plan, as such other plan may be amended from time to time, which, from time to time, is specifically designated by Ashland for purposes of eligibility and benefits under the Plan (all such plans are hereinafter referred to jointly and severally as "Affected Plans"); and (ii) who have been approved for participation in this Plan by Ashland or its delegate, and such approval may, in the discretion of Ashland, be made (A) before an employee's actual early, normal or deferred retirement; or (B) posthumously in the event of a benefit potentially available under Section 6 of the Plan. Notwithstanding anything to the contrary contained herein, any employee who would be entitled to participate in this Plan, but who is not a member of a select group of management or a highly compensated employee, shall be entitled to a benefit amount payable under the Plan based solely on the limitations on benefits imposed under Section 415 of the Code.

     3. Benefit Amount.

     (i) Computation. At any particular time, the benefit payable to a retiree eligible to participate in this Plan pursuant to the provisions in
Section 2 shall be computed by subtracting from (A) the sum of (B) and (C) where -

     (A) shall be the single life annuity that would be payable at age 62 to such retiree under the Affected Plans -

     (1) with the benefit so payable thereunder calculated by disregarding any salary deferrals that may have been made by such retiree under the Ashland Inc. Deferred Compensation Plan and thereby restoring any salary that may have been so deferred to such retiree's compensation for purposes of the Affected Plans, and

     (2) prior to any reductions made because of the limits imposed by Sections 415 and 401(a)(17) of the Code; provided that the single life annuity that would be so payable under the Ashland Pension Plan shall be computed without applying any offset attributable to the Ashland Inc. Leveraged Employee Stock Ownership Plan ("LESOP"), and such single life annuity shall be actuarially adjusted to be equivalent to a single life annuity payable at the particular time applicable based upon the applicable actuarial assumptions and other relevant provisions used for the same in the Affected Plans;

     (B) shall be the single life annuity that would be payable at age 62 to such retiree under the Affected Plans after reducing the amount so payable for the limits imposed by Sections 415 and 401(a)(17) of the Code, provided that such single life annuity that would be so payable under the Ashland Pension Plan shall be computed after first applying the offset attributable to the Offset Account (as that term is defined under the LESOP) in the LESOP, and each such single life annuity shall be actuarially adjusted to be equivalent to a single life annuity payable at the particular time applicable based upon the applicable actuarial assumptions and other relevant provisions used for the same in the Affected Plans; and

     (C) shall be the single life annuity that would be actuarially equivalent to such retiree's nonforfeitable portion of the Offset Account under the LESOP as of the valuation date thereunder coincident with or next preceding such retiree's termination of employment using the actuarial assumptions prescribed for this purpose in the Ashland Pension Plan.

     (ii) Commencement. Subject to Section 6, the benefit computed under paragraph (i) of this Section 3 shall commence or otherwise be paid or transferred pursuant to the provisions in Sections 4 or 5, effective as of the date as of which payments to such retiree commence under the Affected Plans.

     4. Payment Options.

     (i) Election. A retiree eligible under Section 2 for the benefit under
Section 3 shall, subject to Sections 5 and 6, elect the form in which such benefit shall be paid from among those identified in this Section 4 and such election shall be made at the time and in the manner prescribed by Ashland, from time to time, provided that the election is made before the first day of the month following such retiree's termination from employment. Such election, including the designation of any contingent annuitant or alternate recipient under sub-paragraphs (D) or (E) of paragraph (ii) of this Section 4, shall be irrevocable except as otherwise set forth herein. Notwithstanding anything in the foregoing to the contrary, any retiree who makes an election under sub-paragraph (B) of paragraph (ii) of this Section 4 shall make such election by the later of -

     (A) the 60th day following such retiree's approval to participate in this Plan as provided under Section 2; or

     (B) by the earlier of -

     (1) the date six months prior to the first day of the month following such retiree's termination from employment; or

     (2) the December 31 immediately preceding the first day of the month following such retiree's termination from employment.

     Such  election  under  sub-paragraph  (B) of  paragraph  (ii)  of this
Section 4 shall be made in the manner prescribed by Ashland, from time to time, and shall be irrevocable as of the applicable time identified under
(A) or (B) of this paragraph (i) of Section 4. Until the time at which such election becomes irrevocable, an eligible retiree shall be able to change it. (ii) Optional Forms of Payment.

     (A) Lump Sum Option. Notwithstanding any provisions of Section 3 to the contrary, a retiree in an eligible class may elect to receive all of the benefit under Section 3 as a lump sum distribution, subject to the discretion of the Committee as described below. A lump sum benefit payable under the Plan to a retiree in an eligible class shall be computed on the basis of the actuarially equivalent present value of such retiree's benefit under Section 3 of the Plan payable at the particular time applicable based upon such actuarial assumptions (including the interest rate) as determined from time to time by the Committee, described below. The Personnel and Compensation Committee of Ashland's Board of Directors shall have the sole discretion to provide a lump sum benefit option to a class of retirees for a given calendar year. The decision as to whether to provide a lump sum benefit option shall generally be made by the Committee at the last committee meeting prior thereto. The option shall be made available to a retiree contingent upon various considerations, including, but not limited to, the following:

     The tax status of the Company, including without limitation, the corporate and individual tax rate then applicable and whether or not the Company has or projects a net operating loss; the current and projected liquidity of the Company, including cash flow, capital expenditures and dividends; Company borrowing requirements and debt leverage; applicable book charges; organizational issues, including succession issues; security of the retirement payment(s) with respect to the retiree; and the retiree's preference.

     (B) Lump Sum Deferral Option. A retiree who is eligible to receive a lump sum distribution under sub-paragraph (A) of this paragraph (ii) of
Section 4 and who was part of a select group of management or a highly compensated employee, shall be able to elect to defer all or a portion of the receipt of the elected lump sum (in increments of such percentage or such amount as may be prescribed by Ashland or its delegatee, from time to time), by having the obligation to distribute such amount transferred to the Ashland Inc. Deferred Compensation Plan to be held thereunder in a notional account and paid pursuant to the applicable provisions of such Plan, as they may be amended from time to time; provided, however, that the election to defer such distribution shall be made at the time and in the manner prescribed in paragraph (i) of this Section 4.

     (C) Single Life Annuity. A retiree eligible under Section 2 for the benefit under Section 3 may elect to have such benefit paid in the form of equal monthly payments for and during such retiree's life, with such payments ending at such retiree's death. Before such election becomes irrevocable as provided under paragraph (i) of Section 4, the retiree may change the option elected, subject to the applicable limitations and conditions applied to elections for the options described under sub-paragraphs (A) and (B) of this paragraph (ii) of Section 4. Payments under this option shall be actuarially equivalent to the benefit provided under Section 3, determined on the basis of the applicable actuarial assumptions and other relevant provisions used for the same in the Ashland Pension Plan.

     (D) Joint and Survivor Income Option. A retiree eligible under Section 2 for the benefit under Section 3 may elect to receive an actuarially reduced benefit payable monthly during the retiree's lifetime with payments to continue after his death to the person he designates (hereinafter called "contingent annuitant"), in an amount equal to (1) 100% of such actuarially reduced benefit, (2) 66 2/3% of such actuarially reduced benefit, or (3) 50% of such actuarially reduced benefit. Benefit payments under this option shall terminate with the monthly payment for the month in which occurred the date of death of the later to die of the retiree and his contingent annuitant. The following additional limitations and conditions apply to this option:

     (a) The contingent annuitant shall be designated by the retiree in writing in such form and at such time as Ashland may from time to time prescribe.

     (b) In the event the contingent annuitant dies prior to the date the election of this optional form of benefit becomes irrevocable as provided under paragraph (i) of Section 4, the retiree's selection of this option shall be void. Before the date the election of this optional form of benefit becomes irrevocable as provided under paragraph (i) of Section 4, the retiree may change the contingent annuitant or change the option elected, subject to the applicable limitations and conditions applied to elections for the options described under sub-paragraphs (A) and (B) of this paragraph (ii) of Section 4.

     (c) In the event of the death of the retiree prior to the date the election is irrevocable as provided under paragraph (i) of Section 4, such retiree shall be deemed to have terminated employment on the day before his death (for reasons other than death) and survived until the day after the date as of which the benefit he elected under this sub-paragraph (D) would have commenced.

     (d) Actuarial equivalence under this sub-paragraph (D) shall be determined on the basis of the applicable actuarial assumptions and other relevant provisions used for the same in the Ashland Pension Plan.

     (E) Period Certain Income Option. A retiree eligible under Section 2 for the benefit under Section 3 may elect to receive an actuarially reduced benefit payable monthly during his lifetime and terminating with the monthly payment for the month in which his death occurs, with the provision that not less than a total of 120 monthly payments shall be made in any event to him and/or the person designated by him to receive payments under this sub-paragraph (E) in the event of his death (hereinafter called "alternate recipient"). Such alternate recipient shall be designated in writing by the retiree in such form and at such time as Ashland may from time to time prescribe. If a retiree and his alternate recipient die after the date as of which payments have commenced but before the total specified monthly payments have been made to such retiree and/or his alternate recipient, the commuted value of the remaining unpaid payments shall be paid in a lump sum to the estate of the later to die of the retiree or his alternate recipient. The following additional limitations and conditions shall apply to this option:

     (a) A retiree may designate a new alternate recipient if the one first designated dies before the retiree and after the date the election of this optional form of benefit became irrevocable under paragraph (i) of Section
4. In the event the alternate recipient dies prior to the date the election becomes irrevocable as provided under paragraph (i) of Section 4, the retiree's selection of this option shall be void. Before the date the election of this optional form of benefit becomes irrevocable as provided under paragraph (i) of Section 4, the retiree may change the alternate recipient or change the option elected, subject to the applicable limitations and conditions applied to elections for the options described under sub-paragraphs (A) and (B) of this paragraph (ii) of Section 4.

     (b) In the event of the death of the retiree prior to the date the election is irrevocable as provided under paragraph (i) of Section 4, such retiree shall be deemed to have terminated employment on the day before his death (for reasons other than death) and survived until the day after the date as of which the benefit he elected under this sub-paragraph (E) would have commenced.

     (c) Actuarial equivalence under this sub-paragraph (E) shall be determined on the basis of the applicable actuarial assumptions and other relevant provisions used for the same in the Ashland Pension Plan.

     (F) Death Before Payment. Subject to Section 6, in the event a retiree eligible under Section 2 for the benefit under Section 3 dies after having made an election of an optional form of payment under this paragraph (ii) of Section 4 before the date such election became irrevocable as provided under paragraph (i) of Section 4, such retiree shall be deemed to have terminated employment on the day before his death (for reasons other than death) and survived until the day after the date as of which the optional form of payment he elected would have commenced and payment shall then be made under the Plan in accordance with such retiree's election.

     5. Payment of Small Amounts. Unless such retiree elects to receive his or her benefit in a lump sum as provided in Section 4, in the event a monthly benefit under this Plan, payable to either a retiree or to his contingent annuitant, alternate recipient or surviving spouse, is too small (in the sole judgment of Ashland) to be paid monthly, such benefit may be paid quarterly, semi-annually, or annually, as determined by Ashland to be administratively convenient.

     6. Surviving Spouse Benefit. In the event a retiree who was eligible under Section 2 for the benefit under Section 3 dies, leaving a surviving spouse, before electing an optional form of payment under paragraph (ii) of
Section 4 and before the date such an election would have become irrevocable under paragraph (i) of Section 4, then such retiree shall be deemed to have - (i) elected the joint and 100% survivor income option under sub-paragraph (D) of paragraph (ii) of Section 4; (ii) named his spouse as the 100% contingent annuitant; (iii) terminated employment on the day before his death (for reasons other than death); and (iv) survived until the day after the date as of which such benefit would have commenced.

     7. Costs. In appropriate cases, Ashland may cause an affiliate to make the payment (or an allocable portion thereof) called for by the Plan directly to the person eligible to receive such payments.

     8. Confidentiality and No Competition. All benefits under the Plan shall be forfeited by anyone who discloses confidential information to others outside of Ashland's organization without the prior written consent of Ashland or who accepts, during a period of five (5) years following his or her retirement, any employment or consulting activity which is in direct conflict with the business of Ashland at such time. Such determination shall be made in the sole discretion of Ashland. A breach of this Section 8 shall result in an immediate forfeiture of benefits payable to any retiree under the Plan.

     9. Lost Participant/Beneficiary. In the event Ashland, after reasonable effort, is unable to locate a person to whom a benefit is payable under the Plan, such benefit shall be forfeited; provided, however, that such benefit shall be reinstated (in the same amount and form as that of the benefit forfeited without any obligation to pay amounts which would otherwise have previously come due) upon proper claim made by such person prior to termination of the Plan.

     10. Miscellaneous.

     (i) The obligations of Ashland and any affiliate thereof with respect to benefits under this Plan constitute merely the unsecured promise of Ashland and/or its affiliates, as the case may be, to make the payments provided for in this Plan. No property of Ashland or any affiliate is or shall, by reason of the Plan, be held in trust or be deemed to be held in trust for any person and any participant or beneficiary under the Plan, the estate of either of them and any person claiming under or through them shall not have, by reason of the Plan, any right, title or interest of any kind in or to any property of Ashland and its affiliates. To the extent any person has a right to receive payments under the Plan, such right shall be no greater than the right of any unsecured general creditor of Ashland/ or its affiliates.

     (ii) Ashland shall administer the Plan. Ashland shall have full power and authority to amend, modify, or terminate the Plan and shall have all powers and the discretion necessary and convenient to administer the Plan in accordance with its terms, including, but not limited to, all necessary, appropriate, discretionary and convenient power and authority to interpret, administer and apply the provisions of the Plan with respect to all persons having or claiming to have any rights, benefits, entitlements or obligations under the Plan. This includes, without limitation, the ability to construe and interpret provisions of the Plan, make determinations regarding law and fact, reconcile any inconsistencies between provisions in the Plan or between provisions of the Plan and any other statement concerning the Plan, whether oral or written, supply any omissions to the Plan or any document associated with the Plan, and to correct any defect in the Plan or in any document associated with the Plan. All such interpretations of the Plan and documents associated with the Plan and questions concerning its administration and application, as determined by Ashland, shall be binding on all persons having an interest under the Plan. Ashland may delegate (and may give to its delegatee the power and authority to redelegate) to any person or persons any responsibility, power or duty under the Plan. Decisions of Ashland or its delegatee shall be final, conclusive, and binding on all parties.

     (iii) Except as expressly allowed pursuant to Sections 3 and 4 of this Plan in regard to the form of benefit option, no right or interest of any person entitled to a benefit under the Plan shall be subject to voluntary or involuntary alienation, assignment, transfer, hypothecation, pledge, or encumbrance of any kind; provided, however, Ashland or any affiliate may offset or cause an offset to be made against any payment to be made under the Plan in regard to amounts due and owing from such person to Ashland or any affiliate. Notwithstanding anything to the contrary in this paragraph
(iii), legally required tax withholding on benefit payments, the recovery, by any means, of previously made overpayments of Plan benefits, or the direct deposit of Plan benefit payments in a bank or similar account, provided that such direct deposits are allowed by Ashland in the administration of the Plan and provided that such direct deposit is not part of an arrangement constituting an assignment or alienation, shall not be considered to be prohibited under this paragraph (iii).

     (iv) No amount paid or payable under the Plan shall be deemed salary or other compensation to any employee for the purpose of computing benefits to which such employee or any other person may be entitled under any employee benefit plan of Ashland or any affiliate.

     (v) To the extent that state law shall not have been preempted by ERISA or any other law of the United States, the Plan shall be governed by the laws of the Commonwealth of Kentucky. (vi) The Plan described herein shall amend and supersede, as of September 19, 1996, all provisions in the Ashland Oil, Inc. Nonqualified Pension Plan as Amended, dated as of November 3, 1988, except as otherwise provided herein and further excepting that the rights of former employees who terminated employment, retired, or became disabled prior to the day before the effective date hereof shall be governed by the terms of the Plan as in effect at the time of such termination of employment, retirement, or disability, unless otherwise provided herein.

     11. Change in Control. Notwithstanding any provision of this Plan to the contrary, in the event of a Change in Control (as defined hereinafter in this Section 11), any employee who would or will meet the requirements of Section 2, except that such employee has not been approved to participate as provided under paragraph (ii) of Section 2, shall be deemed to be approved for participation hereunder, regardless of when such employee actually retires and commences benefits under an Affected Plan and such entitlement shall be vested from and after the time of such Change in Control. Ashland shall reimburse an employee for legal fees and expenses incurred if he or she is required to, and is successful in, seeking to obtain or enforce any right to payment pursuant to the Plan after a Change in Control. In the event that it shall be determined that such employee is properly entitled to the payment of benefits hereunder, such employee shall also be entitled to interest thereon payable in an amount equivalent to the prime rate of interest (quoted by Citibank, N.A. as its prime commercial lending rate on the latest date practicable prior to the date of the actual commencement of payments) from the date such payment(s) should have been made to and including the date it is made. Notwithstanding any provision of this Plan to the contrary, the Plan may not be amended after a Change in Control without the written consent of a majority of the Board of Directors of Ashland (hereinafter "Board") who were directors prior to the Change in Control. For purposes of this Section 11, Change in Control shall be deemed to occur (1) upon approval of the shareholders of Ashland (or if such approval is not required, upon the approval of the Board) of (A) any consolidation or merger of Ashland, other than a consolidation or merger of Ashland into or with a direct or indirect wholly-owned subsidiary, in which Ashland is not the continuing or surviving corporation or pursuant to which shares of Common Stock would be converted into cash, securities or other property other than a merger in which the holders of Common Stock immediately prior to the merger will have the same proportionate ownership of common stock of the surviving corporation immediately after the merger,
(B) any sale, lease, exchange, or other transfer (in one transaction or a series of related transactions) of all or substantially all the assets of Ashland, provided, however, that no sale, lease, exchange or other transfer of all or substantially all the assets of Ashland shall be deemed to occur unless assets constituting 80% of the total assets of Ashland are transferred pursuant to such sale, lease exchange or other transfer, or (C) adoption of any plan or proposal for the liquidation or dissolution of Ashland, (2) when any person (as defined in Section 3(a)(9) or 13(d) of the Exchange Act), other than Ashland or any subsidiary or employee benefit plan or trust maintained by Ashland, shall become the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of more than 15% of Ashland's Common Stock outstanding at the time, without the approval of the Board, or (3) at any time during a period of two consecutive years, individuals who at the beginning of such period constituted the Board shall cease for any reason to constitute at least a majority thereof, unless the election or the nomination for election by Ashland's shareholders of each new director during such two-year period was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of such two-year period. Notwithstanding the foregoing, any transaction, or series of transactions, that shall result in the disposition of Ashland's interest in Marathon Ashland Petroleum LLC, including without limitation any transaction arising out of that certain Put/Call, Registration Rights and Standstill Agreement dated January 1, 1998 among Marathon Oil Company, USX Corporation, Ashland and Marathon Ashland Petroleum LLC, as amended from time to time, shall not be deemed to constitute a Change in Control.